Exhibit 10.4

LOAN AGREEMENT

        THIS LOAN AGREEMENT (this “Agreement”) is made as of the 11 day of October, 2005, by and among Negevtech Ltd., an Israeli company number 51-163426-3, of 12 Hamada Street, P.O. Box 2264, Rehovot 76122, Israel (the “Company”), Plenus II L.P., an Israeli limited partnership number 55021817-6 (“Plenus”) and Plenus II (D.C.M.), Limited Partnership, an Israeli limited partnership number 55-021825-9, both of 16 Abba Eben Avenues, Herzeliya Pituach 46726, Israel (each of Plenus and Plenus II (D.C.M.), Limited Partnership – a “Lender”, and collectively – the “Lenders”).

W I T N E S S E T H:

        WHEREAS, the Company wishes to borrow money from the Lenders on the terms and conditions set forth in this Agreement; and

        WHEREAS, the Lenders are willing to lend money to the Company on the terms and conditions set forth in this Agreement;

        NOW THEREFORE, the parties hereto hereby agree as follows:

    1.        Loan, Warrant and Security.

    1.1        The Loan Amount. The Lenders will lend to the Company, and the Company will borrow from the Lenders, an aggregate amount of ten million dollars ($10,000,000) (the “Loan”).

    1.2        Disbursement. The Loan shall be provided to the Company in installments ("Installments"), as follows:

—	the first Installment in an amount of four million and five hundred thousand dollars ($4,500,000) shall be provided to the Company (or to Plenus Technologies Ltd., if so instructed in writing by the Company) on October 11, 2005, or such other date as shall be agreed by the parties hereto (the “Closing Date”);

—	an additional aggregate amount of up to five million and five hundred thousand dollars ($5,500,000) shall be payable to the Company’s order (‘Line of Credit’) and provided in installments of not less than two hundred and fifty thousand dollars ($250,000) each, each installment upon the later of: (i) seven (7) business days following the date on which Plenus receives a written disbursement request from the Company stating the exact amount the Company wishes to receive from the Lenders (the “Disbursement Request”), or (ii) the disbursement date specified (if specified) in the Disbursement Request; provided, however, that such disbursement date must always be before the first anniversary of the Closing Date;

—	the balance, if any, between the Loan and the amounts extended to the Company pursuant to the previous two paragraphs, shall be provided to the Company in one installment on the first anniversary of the Closing Date.

Each Installment shall be transferred by the Lenders to the Company by means of wire transfer in accordance with wire instructions to be provided in writing to Plenus by the Company from time to time, or, if no other instructions are given, to:

Negevtech Ltd.
Account no.: 222200/29
Bank: Bank Leumi Le-Israel. B.M.
Branch No: 978
Account Name: Negevtech Ltd.
Address: 10 Plaut St., Rehovot

The Company agrees that each Installment to be provided to the Company hereunder will be divided between the Lenders to reflect the pro rata portion of the Loan which each Lender has committed to lend to the Company as set forth in Schedule 1 attached hereto or as may otherwise be agreed between the Lenders and notified in writing to the Company, provided that in any event the Company shall receive the aggregate total amount of each Installment.

     1.3        Delivery of Documents. On or prior to the Closing Date, the Company shall deliver to Plenus the following documents: (i) a warrant, in the form attached hereto as Exhibit A (the “Warrant”), in the name of Plenus Technologies Ltd., for the purchase of Warrant Shares (as defined in the Warrant) in accordance with the terms of the Warrant, duly executed by the Company; (ii) a Floating Charge Agreement (the “FloatingCharge Agreement”) and a Fixed Charge Agreement (the “Fixed ChargeAgreement”) by and among the Lenders, the Co-lenders (as defined below) and the Company, in the forms attached hereto as Exhibit B1 and Exhibit B2, respectively, duly executed by the Company and stamped to indicate filing with the Israeli Registrar of Companies; (iii) copies of forms for creating a floating charge (as per Exhibit C1) and a fixed charge (as per Exhibit C2), both duly signed by the Company; (iv) true and correct copies of resolutions of the Company’s Board of Directors (a) authorizing the Company to enter into this Agreement, the Floating Charge Agreement and the Fixed Charge Agreement, (b) authorizing the issuance of the Warrant to Plenus Technologies Ltd. and reserving a sufficient number of Preferred Shares BB-1 to be issued upon exercise of the Warrant, and (c) authorizing an officer of the Company to execute and deliver all of such documents and their respective exhibits and schedules; (v) waivers, consents and approvals, to the extent required, in respect of the transactions contemplated hereby, including, but not limited to, regarding pre-emptive rights, registration rights and other rights of third parties, including, without limitation, creditors and governmental entities, if applicable; (vi) legal opinion by counsel to the Company, in the form attached hereto as Exhibit D; (vii) true and correct copies of resolutions of the Company’s shareholders authorizing the Company to enter into the transactions contemplated hereby; (viii) Bank Leumi’s written consent for: (a) registration of the fixed charge and floating charge as further described in the Fixed Charge Agreement and Floating Charge Agreement; and (b) registration of (A) the floating charge described in the Floating Charge Agreement pari passu with Bank Leumi’s general first degree floating charge; and (B) the fixed charge described in the Fixed Charge Agreement pari passu with the Bank Leumi’s fixed charge over the Company’s intellectual property, and (ix) an officer’s certificate in the form attached hereto as Exhibit E. The obligation of the Lenders to extend the Loan to the Company shall also be subject to the repayment of the US$4,500,000 loan extended to the Company pursuant to the Loan Agreement, dated as of January 14, 2005, between the Company, as a borrower, and Plenus Technologies Ltd. as a lender (the “January Loan”), on or before the Closing Date. It is agreed, however, that the Company may, by written notice to Plenus on or before the Closing Date, use the first Installment of the Loan to repay the January Loan. At the Closing and as a condition thereto, concurrently with the repayment of the January Loan, Plenus shall provide the Company with Plenus Technologies Ltd.‘s confirmation in writing (i) that the January Loan has been repaid in full and (ii) that any and all charges registered in connection with the January Loan may be released in a form satisfactory to the Companies Registrar for the removal of all charges over the Company’s assets registered in connection with the January Loan, simultaneously with the registration of the charges hereunder.

Without detracting from the Company’s obligation to timely furnish Plenus with all of the documents set forth above, the obligations of the Lenders pursuant hereto shall be subject to receipt of all of such documents (any of which may be waived in whole or in part by Plenus), and the Lenders shall have the right to terminate this Agreement by written notice to the Company should the Company breach its obligation to furnish any of the said documents within the specified period.

     1.4        Security. The Company shall secure the repayment of any amount borrowed hereunder (the “Principal Amount”), any accrued and unpaid Interest (as defined below), the Credit Line Fee (as defined below) and any other amount due to the Lenders hereunder or in connection herewith, by creating (a) a first ranking floating charge on the Company’s present and future tangible and intangible assets and rights of any kind, whether contingent or absolute, as more fully set forth in the Floating Charge Agreement, pari passu with Bank Leumi’s floating charge and subject to Bank Leumi’s pledges over a deposit in the amount of US$ 1,000,000 created in connection with a certain loan given by Bank Leumi for the purchase of a certain electronic microscope (SEMIVISION) (the “Microscope”), and (b) a first ranking fixed charge on the Company’s technology, as more fully set forth in the Fixed Charge Agreement, pari passu with Bank Leumi’s fixed charge over the Company’s intellectual property, for the benefit of the Lender and the entities specified as co-lenders in Schedule 1 hereto (the “Co-lenders”).

        The Lenders hereby acknowledge that the security interest in the Company’s intellectual property which constitutes “know-how” under the Encouragement of Industrial Research and Development Law, 5733-1984 (“the Encouragement Law”) (such know-how, “Grant Funded Know-How”) is subject to the Chief Scientist’s Rights (as hereinafter defined). In addition, the Lenders hereby acknowledge that any realization of Grant Funded Know-How, including the sale of the Grant Funded Know-How and its transfer within the framework of realization procedures will require the approval of the Research Committee (as hereinafter defined). Likewise, any transfer of said Grant Funded Know-How will be conditional upon the potential buyer or transferee undertaking to assume the obligations in accordance with the Encouragement Law including Section 19(c) thereof and in accordance with the terms of the program pursuant with which grants were provided to the Company including the obligation: (i) not to transfer the Grant Funded Know-How to another unless the Research Committee approves the transaction; (ii) to pay royalties.

        In this Agreement, the “Chief Scientist Rights” shall mean all the rights, powers and privileges of the Ministry of Industry and Trade’s Industrial Research and Development Committee (the “Research Committee”) by virtue of the Encouragement Law and/or of an instrument of approval granted by the Chief Scientist of the Israel Ministry of Industry, Trade and Employment, pursuant to his powers under the Encouragement Law.

     1.5        Seniority. The indebtedness evidenced by this Agreement is hereby expressly stated to be senior in right of payment to any current or future indebtedness of the Company (whether reflected on the balance sheet or not), except for (i) the indebtedness incurred by the Company in its ordinary course of business, and (ii) the repayment of US$ 1,500,000 borrowed by the Company from Bank Leumi (the outstanding amount of the Microscope loan).

     1.6        Term of Loan. The term of the Loan (the “Term”) will commence on the Closing Date (subject to the Installments specified in Section 1.2 hereto) and will terminate thirty six (36) months following the Closing Date, unless this Agreement is earlier terminated or repayment is accelerated in accordance with this Agreement.

    2.        Payments.

     2.1        Principal Amount. The outstanding and unpaid Principal Amount shall be due and payable, in one payment, on the expiration date of the Term.

     2.2        Interest on Principal. The Principal Amount outstanding from time to time (denominated in dollars) shall bear interest at an annual rate (calculated on a 360 day year for the actual number of days elapsed) of LIBOR + 4% (four percent), from the disbursement date of the Principal Amount until the first anniversary of the Closing Date, and at an annual rate (calculated on a 360 day year for the actual number of days elapsed and compounded annually) of LIBOR + 4.5% (four and one-half percent), from the first anniversary of the Closing Date until the date of actual repayment of the Principal Amount ,in each case – plus value added tax (“VAT”), if applicable (such interest together with the VAT – the “Interest”). The Interest accrued in each calendar quarter during the Term shall become due and payable on the first day of the next ensuing calendar quarter, except for the Interest accrued during the quarter in which the Principal Amount is due and payable, which Interest shall be due and payable on the due date of the Principal Amount.

     2.3        Interest on Late Payment. Any amount owing by the Company to the Lenders hereunder which is not paid by the Company on its due date, shall bear an additional five percent (5%) interest per annum, plus VAT if applicable; which additional interest shall be compounded daily.

     2.4        Credit Line Fee. The Company shall pay to the Lenders, on the first anniversary of the Closing Date, a fee equal to one and one-half percent (1.5%) (calculated on a 360 day year for the actual number of days elapsed) of the amount of the Loan which was not drawn by the Company throughout the 12-month period ending on such anniversary date, plus VAT if applicable (the “Credit Line Fee”). For the purpose of the Credit Line Fee, any amount borrowed and repaid during such 12-month period shall be taken into account as partially utilized, based on the number of days it was outstanding.

     2.5        Division of Payments. Unless and until otherwise notified by Plenus to the Company in writing, all payments payable by the Company to the Lenders hereunder shall be divided between the Lenders in amounts which reflect their pro rata lending to the Company as set forth in Schedule I and shall be made to the following account: – Plenus II, L.P. account number 233400-61 with Bank Leumi, Branch No. 864 (Business Herzelia Branch), located at 11 Galgaley Haplada St., Herzelia (Swift Code: LUMIILITTLV).

     2.6        Prepayment. The Company may, at any time, prepay any amounts owed to the Lenders, without penalty or premium, by providing Plenus with at least thirty (30) days prior written notice indicating its intention to do so and specifying therein the date and the amount of such prepayment. A notice of prepayment may not be withdrawn or cancelled by the Company without Plenus’s written consent. Without derogating from the generality of the aforesaid, it is clarifies that any Installment disbursed during the first 12-month period pursuant to a Disbursement Request may be repaid and then borrowed again, in whole or in part, during such period.

     2.7        Early Termination. The Company may terminate this Agreement, prospectively, at any time before the expiration of the Term, by providing Plenus with at least thirty (30) days prior written notice indicating its intention to do so and specifying the early termination date, in the form attached hereto as Exhibit F, provided that (i) upon delivery of such notice and on such early termination date the Company is not in default under this Agreement, the Floating Charge Agreement, the Fixed Charge Agreement or the Warrant (together, the “Transaction Documents”), and (ii) on the date of such early termination, all amounts due from the Company pursuant to the Transaction Documents, on account of the Principal Amount, the Interest, late payment interest, if applicable, Credit Line Fee or otherwise, shall have been paid in full and the Company shall not have any outstanding debts to the Lenders pursuant to, or in connection with, the Transaction Documents.

     2.8        Set-off. The Lenders may set-off any obligation owed to them by the Company under the Transaction Documents against any obligation (whether or not due and payable) owed by the Lenders to the Company, regardless of the place of payment, booking branch or currency of either obligation, upon giving the Company a written notice to this effect. If an obligation is not liquidated or is unascertained, the Lenders may set-off in an amount estimated by it in good faith to be the amount of that obligation, provided that in case the actual amount owed by the Company turns out to be lower than the amount estimated by the Lenders, the Lenders shall return the difference to the Company. If obligations are in different currencies, the Lenders may convert either obligation at a market rate of exchange in their usual course of business for the purpose of the set-off. The Lenders shall not be obliged to exercise any right given to them under this Section 2.8. In the event that the foregoing set-off is made by the Lenders, any amounts set-off will be deemed to be payment as described in Section 2 above. The Company may not set-off any obligation owed to it by the Lenders against any obligation it owes to the Lenders under the Transaction Documents.

    3.        Acceleration.

        Notwithstanding anything herein to the contrary, the entire unpaid Principal Amount, together with accrued and unpaid Interest to date, shall be due and payable at any time without any further demand, immediately upon the occurrence of any of the events described below (“Event of Acceleration”), unless otherwise provided herein:

    (i)        the Company fails to pay any sum due from it under this Agreement at the time, in the currency and in the manner specified herein, or is otherwise in breach of any of the Transaction Documents, and the same is not remedied within three (3) days, in case of non-payment, seven (7) days in case of a material breach, or fourteen (14) days in case of any other breach, from written notice by Plenus to the Company of the occurrence and nature of such non-payment or breach; or

    (ii)        the Company admits, or indicates in writing, its inability to pay its debts as they fall due, commences negotiations with one or more of its creditors with a view to a general readjustment or rescheduling or another arrangement regarding its indebtedness, pursuant to Section 350 to the Israeli Companies Law, 1999 (the “Companies Law”) or otherwise; or makes a general assignment for the benefit of, or a composition with, its creditors pursuant to Section 350 to the Companies Law or otherwise; or

    (iii)        any indebtedness of the Company to a third party for borrowed money in the amount of more than $150,000 is not paid when due; or any indebtedness of the Company to a third party for borrowed money in the amount of more than $150,000 becomes capable of being declared by such third party to be, or is declared, due and payable prior to its specified maturity; or any commitment of a third party to lend to the Company, or to make any credit facility available to the Company, in the amount of more than $150,000 is cancelled by such third party; or

    (iv)        the adoption of a resolution by the Company to voluntarily liquidate; the filing by or against the Company of any petition in liquidation or any petition for relief under the provisions of applicable law for the relief of debtors; or the appointment of a special manager, temporary liquidator, temporary receiver or trustee to take possession of any material assets of the Company; or the placement of attachment on any of the material assets of the Company; provided, however, that if such filing, appointment or placement were instigated without the Company’s consent, it shall be deemed an Event of Acceleration only if not cancelled, removed or stayed within thirty (30) days; or the adoption of a resolution by the Company to voluntarily liquidate; or

    (v)        any representation or statement made by the Company in any of the Transaction Documents, certificate or written statement delivered by it pursuant thereto, is, or proves to have been, incorrect or misleading in any material respect; or

    (vi)        any event or series of events occur(s) which, in the commercially reasonable opinion of Plenus, may have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Company or on the ability of the Company to comply with any of its material obligations under any of the Transaction Documents; provided, however, that if in Plenus’ opinion, actions taken by the Company may annul such adverse effect, Plenus shall notify the Company and allow it to take such actions within a period of time determined exclusively by Plenus and specified in said notice; or

(vii) the Company fails to comply with any of the financial covenants set forth in Exhibit G attached hereto; or

    (viii)        the Company (a) consummates a consolidation or merger of the Company with or into another entity, pursuant to which or as a result thereof, the Company’s current shareholders will own less than fifty percent (50%) in the aggregate of the voting securities of the Company, the new entity or the surviving entity (as the case may be) or they will no longer have the power or the right to appoint more than fifty percent (50%) of the members of the board of directors of such entity; (b) consummates (i) issuance or sale of shares of the Company constituting immediately thereafter more than fifty percent (50%) of the Company’s outstanding shares (on a fully diluted and as-converted basis) to third parties other than the Company’s current shareholders, or (ii) sale of a material part of the Company’s assets; (c) consummates an initial public offering of any of the Company’s securities, or (d) consummates an investment, or series of related investments, in the Company resulting in proceeds to the Company in an aggregate amount of at least forty million dollars ($40,000,000).

        The Company shall promptly inform Plenus in writing of the occurrence of any Event of Acceleration. In addition, upon receipt of a written request to that effect from Plenus, the Company shall confirm to Plenus that, except as previously notified to Plenus, if notified, or as notified in such confirmation, if notified, no Event of Acceleration has occurred.

    4.        Representations and Warranties.

        The Company hereby represents and warrants to the Lenders that, except as set forth on a Disclosure Schedule (the “Disclosure Schedule”) attached hereto as Schedule 4, as of the date hereof:

    (i)        The Company is a company duly formed and validly existing under the laws of the State of Israel. The Company’s current Articles are attached hereto as Schedule 4(i). The Company has full corporate power and authority to enter into and perform its obligations under the Transaction Documents, and all of such documents, upon their execution and delivery, constitute legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

    (ii)        The Company has furnished or made available to Plenus (i) its audited, consolidated, financial statements as at, and for the year ended, December 31, 2004 and (ii) the unaudited, reviewed consolidated quarterly financial statements for the period ended June 30, 2005 ((i) and (ii) are collectively referred to herein as the “Financial Statements”). The Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Company and have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly and accurately present the financial position of the Company as of such dates and the results of its operations for the periods then ended. Except as reflected in the Company’s unaudited, but reviewed, consolidated quarterly financial statements for the period ended June 30, 2005, since June 30, 2005, there has not been any material adverse change in the assets, liabilities, condition (financial or otherwise) or business of the Company, including, without limitation:

    (a)        any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, conditions (financial or otherwise), operating results or business of the Company;

(b) any waiver by the Company of a valuable right or of a material debt owed to it;

(c) any satisfaction or discharge of any material lien, material claim or material encumbrance or payment of any material obligation by the Company, except in the ordinary course of business;

(d) any material change or amendment to a material contract or material arrangement by which the Company or any of its assets or properties is bound or subject;

(e) any loans made by the Company to its employees, officers, or directors other than travel advances and the like made in the ordinary course of business;

(f) any sale, transfer or lease of, except in the ordinary course of business, or mortgage or pledge or imposition of lien on, any of the Company’s material assets; or

(g) any change in the accounting methods or accounting principles or practices employed by the Company.

    (iii)        The execution and delivery of the Transaction Documents by the Company, and performance of the Company’s obligations thereunder, have been duly and validly authorized by all necessary corporate action.

    (iv)        The Company has taken all corporate actions, and has procured all consents and approvals, necessary for the issuance of the Warrant; and the Warrant, and the Warrant Shares when issued, and with respect to the Warrant Shares when the Exercise Price (as defined in the Warrant) is paid, shall be duly authorized, validly issued, fully paid, nonassessable and shall not trigger any preemptive rights which have not been waived.

    (v)        Neither the execution nor the delivery of any of the Transaction Documents, nor the transactions contemplated thereby, will contravene any agreement or negative pledge, or, to the Company’s best knowledge, any law, rule, restriction or decree to which the Company is subject, and will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or, to the knowledge of the Company, the suspension, revocation, impairment, forfeiture, or non-renewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

    (vi)        There is no order, writ, injunction or decree of any court, government or governmental agency affecting, or, to the knowledge of Company, which may affect, the Company or any of its businesses, assets or interests, in a material adverse manner; nor is there any action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened, against the Company, that questions the validity of any of the Transaction Documents, or the right of the Company to execute and deliver any such document or to consummate the transactions contemplated thereby, or that may result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise; nor is the Company aware that there is any basis for the foregoing.

    (vii)        There are no material claims, guarantees, royalty payments, payments to government entities or regulatory bodies, security interests, options or other rights outstanding with respect to any of the Company’s assets or securities, and the Company has no outstanding loans or financial obligations to any third parties, including, but not limited to, any banking obligations, and any liens, whether registered or not, on the Company’s bank accounts or other assets of the Company.

    (viii)        The Company, to the best of its knowledge, owns and has developed, or has obtained the right to use, free and clear of all liens (other than the liens created hereunder or by operation of law) and claims, all patents, trademarks, domain names and copyrights, and applications, licenses and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs and technical data and information used and sufficient for use in the conduct of its business as now conducted, and as presently proposed to be conducted, and, to the best of the Company’s knowledge, without infringing upon or violating any right, lien, or claim of others, and the Company has taken security measures customary in the industry to protect the secrecy, confidentiality and value of all the said intellectual property. A complete list of all patents, trademarks and key domain names registered by the Company in any jurisdiction as of the date hereof is set forth in Schedule 4(viii) attached hereto.

    (ix)        The Company’s capitalization on a fully diluted basis (including the Warrant), as of the date hereof, is as set forth in Schedule 4(ix) attached hereto. The outstanding Shares of the Company are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with every relevant securities laws or pursuant to valid exemptions therefrom. There are no outstanding options, warrants, rights (including conversion or pre-emptive rights with respect to the Warrant Shares) or agreements for the purchase or acquisition from the Company of any shares of its share capital. Except as set forth in Schedule 4(ix) and as set forth in the Disclosure Schedule, the Company is not a party or subject to any agreement or understanding, and to the best of the Company’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting rights or to the giving of written consents with respect to (1) any of the Company’s securities, or (2) appointment or removal of a director of the Company.

    (x)        To the best of the Company’s knowledge, neither any Transaction Document (including any schedule or exhibit thereto) nor any documents, certificates or other items supplied by the Company with respect to the transactions contemplated thereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading in view of the circumstances in which they were made.

    (xi)        The Company has no subsidiaries (as such term is defined in the Securities Law, 5728-1968) (“Subsidiaries”). For the purposes of this section 4, reference to the Company other than in this clause (xi), shall mean both the Company and all of its Subsidiaries.

    (xii)        No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by the Transaction Documents, except as set forth in the Transaction Documents, the registration of the charges under the Floating Charge Agreement and the Fixed Charge Agreement and compliance with the Encouragement Law and applicable securities laws.

    (xiii)        Each Material Agreement (as defined below) is in full force and effect, is not subject to recession and, to the best knowledge of the Company, there are no existing circumstances which would reasonably be expected to materially modify the terms thereof. To the Company’s best knowledge, no third party is in default under any Material Agreement. A complete list of all of the Material Agreements is set forth in Schedule 4 (xiii). The Company is not in breach of any obligation under any Material Agreement.

        For the purposes of this Agreement, the term “Material Agreement” shall mean any agreement, understanding, instrument, contract, proposed transaction, judgment, orders, writ or decree to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company, exceeding $250,000 each, or (ii) intellectual property rights of the Company and/or the intellectual property rights of any third party (other than the license of the Company’s software and products, or those of Company’s suppliers, in the ordinary course of its business which do not fall within any other category herein and other than confidentiality or proprietary undertaking executed by the Company’s employees, consultants, former employees or former consultants), or (iii) distribution rights, or (iv) provisions restricting the development, manufacture or distribution of the Company’s products or services, or (v) restrictions or limitations on the Company’s right to do business or compete in any area or any field with any person, firm or company, or (vi) indemnification by the Company with respect to infringements of proprietary rights (other than those entered into in the Company’s ordinary course of business and which do not fall within any other category herein) or (vii) special approvals under the Companies Law. Notwithstanding the foregoing, “Material Agreement” shall not include non-disclosure agreements executed by the Company in the ordinary course of business.

        In addition to the representations and warranties made herein, together with each Disbursement Request, the Company shall provide to Plenus a certificate signed by the chief executive officer of the Company, certifying that since the date hereof and until the date of such Disbursement Request, no event or a series of events occurred which may have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Company or on the ability of the Company to comply with any of its material obligations under any of the Transaction Documents; provided, however, that if in Plenus’ opinion, actions taken by the Company may annul such adverse effect, Plenus shall notify the Company and allow it to take such actions within a period of time determined exclusively by Plenus and specified in said notice.

    5.        Reporting and Notice Rights; Appointment of an Observer.

     5.1        Reporting and Notices. Until the termination of this Agreement, the Company shall provide Plenus with the following: (i) audited, consolidated annual financial statements within ninety (90) days after the end of the fiscal year (including an audited annual balance sheet of the Company as at the end of the fiscal year and the statement of income and cash flow of the Company for the fiscal year then ended), (ii) unaudited but reviewed, consolidated, quarterly financial statements within forty five (45) days after the end of each quarter, (iii) such other data and information as Plenus may reasonably request, provided such data is reasonably available and not subject to confidentiality undertakings to third parties, (iv) at least five (5) business days advanced written notice of a merger or consolidation of the Company, a sale of any substantial portion of the assets or shares of the Company or any reorganization or restructuring of the Company having similar effects, or a distribution of dividends, and (v) at least five (5) business days advanced written notice of a firmly underwritten initial public offering of the Company’s shares pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933 or pursuant to a registration statement filed with a similar authority under any other jurisdiction. Furthermore, and subject to execution of confidentiality undertakings Plenus shall have, at reasonable times and upon reasonable notice, full access to all books and records of the Company and shall be entitled to inspect the properties of the Company and consult with management of the Company regarding the same, to the extent necessary or advisable for the purpose of monitoring observance by the Company of its obligations under the Transaction Documents.

        Following the termination of this Agreement, and for as long as the Warrant is outstanding, the Company shall furnish to the Company true and complete copies of its annual and quarterly financial statements, simultaneously with furnishing same to any shareholders of the Company.

     5.2        Observer. During the term of this Agreement Plenus shall be entitled to nominate one (1) person on the Lenders’ behalf (the “Observer”), who shall be entitled, subject to signing a customary non-disclosure undertaking towards the Company, and subject to restrictions relating to attorney-client privilege, to attend all meetings of the Company’s Board of Directors (whether in person, telephonic or otherwise) in a non-voting observer capacity, concurrently with the members of the Company’s Board of Directors, and in the same manner and shall be entitled to receive notice of such meeting and a copy of all materials provided to such members in the context of such meetings. At the Company’s reasonable request, Plenus shall replace the Observer with an alternative nominee. The Observer shall be subject to the same fiduciary duties that shall apply to members of the Board of Directors, provided, however, that he shall not be deemed to have breached any such duty by relaying to a Lender information that may be pertinent to its interests under, or in connection with, this Agreement.

     5.3        Information. The Company acknowledges that the Lenders will likely have, from time to time, information that may be of interest to the Company (“Information”) regarding a wide variety of matters. Such Information may or may not be known by the Observer appointed by Plenus. The Company, as a material part of the consideration for this Agreement, agrees that the Lenders and the Observer shall have no duty to disclose any Information to the Company or permit the Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the Lenders’ ability to pursue opportunities based on such Information or that would require the Lenders or the Observer to disclose any such Information to the Company or offer any opportunity relating thereto to the Company.

     5.4        Confidentiality.

    (a)        The Lenders acknowledge that the data and the information obtained by them from the Company or anyone on its behalf prior to or during the term of this Agreement which relate to the Company are confidential and agree that such data and information will not be disclosed by them to any third party nor exploited for other projects, investments or the like, without the prior written consent of the Company; provided, however, that the Lenders may disclose any data and information: (i) in connection with reports to their partners, investors, the Participants (as defined in Section 6 hereof) and/or the Co-lenders, and (ii) to their directors, officers and employees on a need to know basis; on the condition, in each such case, that the recipient of data or information shall undertake the same obligations as the Lenders undertake hereunder with respect to such data and information.

    (b)        Except as required under applicable law, no party shall be entitled to issue a press release relating to the terms of the Transaction Documents without obtaining the prior written consent of the other parties. The foregoing shall similarly apply to any other form of communication, public or nonpublic, including, but not limited to, announcements, conferences, advertisements, professional or trade publications, mass marketing materials etc.

    (c)        Notwithstanding the aforesaid (i) the Company may disclose the existence and/or terms of the Transaction Documents without obtaining the prior written consent of the Lenders in the course of a due diligence investigation and/or disclosure in connection with the sale of the Company’s securities, and (ii) the Lenders may publicly disclose the fact that a lending transaction in the amount of $10,000,000 between the Company and the Lenders has been consummated.

    (d)        The confidential undertakings hereunder shall survive termination of this Agreement.

    6.        Syndication.

Notwithstanding any of the provisions set forth herein, the Company acknowledges and agrees that the Lenders have notified it that they have syndicated the Loan to the Co-lenders and to the participants specified as such in Schedule 1 (the “Participants”), and that Plenus shall act as the lead manager of such syndication on behalf of the Lenders, the Co-lenders and on behalf of the Participants. Plenus hereby further represents and warrants to the Company that (a) the other Lender, the Co-lenders and the Participants have agreed that Plenus at its sole discretion shall determine (i) whether or not to realize any charges and/or pledges over the assets of the Company created for the benefit of the Lenders, the Co-lenders or the Participants; (ii) whether or not repayment of any amounts hereunder owed to the Lenders, the Co-lenders or the Participants are to be accelerated and whether or not an event of a default pursuant to any of the Transaction Documents has occurred, (iii) any other decisions that needs to be made with respect to any issue relating to the Transaction Documents, (b) Plenus has been appointed the attorney-in-fact on behalf of the Lenders, the Co-lenders and the Participants in connection with all of the foregoing, (c) the other Lender, the Co-lenders and the Participants have agreed not to take any action to the contrary, (d) the other Lender, the Co-lenders and the Participants have agreed that in the event that Plenus should give its consent under this Agreement, such consent shall bind them as well.

    7.        Miscellaneous.

     7.1        Further Action. The parties hereto shall perform such further acts and execute such further documents as, in Plenus’ and the Company’s opinion, may be reasonably necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected hereby. Without derogating from the generality of the foregoing, the Company shall comply with the terms of, and do all that is reasonably necessary to maintain in full force and effect, all authorizations, approvals, licenses and consents required by or under the laws and regulations of the State of Israel and any other applicable jurisdiction to enable it lawfully to enter into and perform its obligations under the Transaction Documents, and to ensure the legality, validity, enforceability or admissibility in evidence of all such documents.

     7.2        Governing Law. This Agreement shall be governed by, and construed according to, the laws of the State of Israel, without regard to the conflict of laws provisions thereof.

     7.3        Successors and Assigns. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

     7.4        Non-assignability. None of the rights or obligations set forth in, arising under, or created by, this Agreement may be assigned or transferred by the Company or a Lender without the prior consent in writing of the other party, which consent shall not be unreasonably withheld. Anything herein to the contrary notwithstanding, each Lender shall have the right to assign or transfer its rights and obligations under this Agreement, as long as such assignment or transfer is not to a competitor of the Company, to any of the following (each a “Permitted Transferee”): (i) any other entity which controls, is controlled by, or is under common control with, such Lender, (ii) if the Lender is a trustee or is appointed to act on behalf of others – to its beneficiaries, (iii) to the Co-lenders and Participants, or (iv) if the Lender is a general or limited partnership – to its partners and to affiliated partnerships managed by the same management company or managing general partner or to an entity which controls, is controlled by, or is under common control with, such management company or managing general partner. The foregoing in clauses (i)-(iv) above is subject to the assignee or transferee assuming in writing the obligations of the assignor or transferor under this Agreement. The limited right of a Lender to assign and transfer pursuant to this Section 7.4 shall also apply, mutatis mutandis, to each Permitted Transferee.

    7.5        Entire Agreement. The Transaction Documents constitute the full and entire understanding and agreement between the Company and the Lenders with regard to the subject matters thereof. The preamble, exhibits and schedules hereto constitute an integral part hereof.

     7.6        Fees and Taxes. The Company has agreed to share in and contribute a total amount of seventeen thousand dollars ($17,000), plus VAT, towards the legal fees and other expenses incurred by Plenus in connection with the transactions contemplated under the Transaction Documents which amount will be paid by the Company within seven (7) days of receipt of a tax invoice on or after the Closing Date. The Company shall also be responsible for all taxes and other compulsory payments to which the Lenders are, or shall be, subject under the Transaction Documents (other than taxes on the net income of the Lenders imposed in the jurisdiction in which its principal or lending office under this Agreement is located). Without derogating from the foregoing, the Company will pay the stamp tax applicable to the Transaction Documents and any document in connection therewith, including, without limitation, the Warrant Shares.

     7.7        Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and Plenus. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, under this Agreement, by law or otherwise, afforded to any of the parties, shall be cumulative and not alternative.

     7.8        Survival. All covenants made in this Agreement shall continue to remain in full force and effect for as long as this Agreement is still in effect pursuant to its terms. The Warrant issued to Plenus Technologies Ltd. hereunder shall survive the expiration or early termination, for whatever cause of reason, of this Agreement.

     7.9        Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied (faxed) or mailed by registered or certified mail, postage prepaid, or by electronic mail, or otherwise delivered by hand or by messenger as follows:

        if to the Company - to the Company's address set forth above, to the attention of Oz Desheh, CFO;

        if to a Lender - to its respective addresses, to the attention of the person, set forth in Schedule 1;

        or to such other address, or to the attention of such other person, with respect to a party as such party shall notify the other parties in writing as above provided. Any notice sent in accordance with this Section 7.9 shall be effective (i) if mailed, three (3) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier (fax) or electronic mail, upon transmission and electronic confirmation of receipt or – if transmitted and received on a non-business day – on the first business day following transmission and electronic confirmation of receipt.

     7.10        Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

    7.11        Currency. The term “dollars” appearing in this Agreement shall mean the legal currency of the United States of America, and all payments hereunder shall be made in such currency, unless otherwise agreed in writing by Plenus and the Company.

IN WITNESS WHEREOF the parties have signed this Loan Agreement in one or more counterparts as of the date first appearing above.

NEGEVTECH, LTD. By: /s/ Oz Desheh —————————————— Its. 10.11.05 ——————————————

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PLENUS II L.P. By: —————————————— Its. ——————————————

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PLENUS II (D.C.M.), LIMITED PARTNERSHIP By: —————————————— Its. ——————————————

SCHEDULE 1

THE LENDERS

Name	Participation in Loan

Plenus II, L.P.	*$8,288,000
Plenus II (D.C.M.), Limited Partnership	*$1,712,000

THE CO-LENDERS

Name and Address

1.	Plenus Technologies, Ltd.
16 Abba Eben Avenues
Herzliya Pituach
Israel
Attn: Shlomo Karako
Facsimile: (972-9) 958-6342

2.	Golden Gate Bridge Fund, L.P
16 Abba Eben Avenues
Herzliya Pituach
Israel
Attn: Shlomo Karako
Facsimile: (972-9) 958-6342

3.	Bank Leumi Le-Israel B.M.
24-32 Yehuda Halevi St.
Tel Aviv 65546
Israel
Attn: Shirit Turgeman
Business Division
Facsimile: (972-3) 5661872

THE PARTICIPANTS

1. The Investment Corporation of United Mizrachi Bank Ltd.
2. Union Bank of Israel Ltd.
3. Industrial Development Bank of Israel Ltd.
4. D. Partners (BVI)
5. CMA Technology Venture Partner Limited
6. D. Partners (ISR)
7. Israel Continental Bank Ltd.
8. Nessuah Zannex Ltd.
9. Mercantile Discount Bank Ltd.
10. Benleumi Provident Funds
11. Bank Leumi Le-Israel B.M.
12. Kahal Ltd.

* Includes the aggregate participation amount of the Co-lenders and all of the Participants.